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Exhibit 3.1

SECOND RESTATED
CERTIFICATE OF INCORPORATION OF
SI INTERNATIONAL, INC.

ARTICLE I

        The name of the corporation is SI International, Inc. (the "Corporation").

ARTICLE II

        The address of the registered office of this corporation in the State of Delaware is 9 East Loockerman Street, in the City of Dover, County of New Castle, 19901. The name of its registered agent at such address is National Registered Agents, Inc.

ARTICLE III

        The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE IV

        The Corporation is authorized to issue two classes of stock to be designated common stock ("Common Stock") and preferred stock ("Preferred Stock"). The number of shares of Common Stock authorized to be issued is fifty million (50,000,000), par value $.01 per share, and the number of shares of Preferred Stock authorized to be issued is ten million (10,000,000), par value $.01 per share.

        The board of directors is authorized, subject to any limitations prescribed by law, to provide for the issuance of shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware (such certificate being hereinafter referred to as a "Preferred Stock Designation"), to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences, and rights of the shares of each such series and any qualifications, limitations or restrictions thereof. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the Common Stock, without a vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the terms of any Preferred Stock Designation.

        Except as otherwise expressly provided in any Preferred Stock Designation, any new series of Preferred Stock may be designated, fixed and determined as provided herein by the board of directors without approval of the holders of Common Stock or the holders of Preferred Stock, or any series thereof, and any such new series may have powers, preferences and rights, including, without limitation, voting rights, dividend rights, liquidation rights, redemption rights and conversion rights, senior to, junior to or pari passu with the rights of the Common Stock, or any future class or series of Preferred Stock or Common Stock.

ARTICLE V

        The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

  A.
  The business and affairs of the Corporation shall be managed by or under the direction of the board of directors. In addition to the powers and authority expressly conferred upon them by statute or by this Amended and Restated Certificate of Incorporation or the Bylaws of the

    Corporation, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

  B.
  The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.

  C.
  Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders.

  D.
  Special meetings of stockholders of the Corporation may be called only by the Chairman of the Board or the President or by the board of directors acting pursuant to a resolution adopted by a majority of the Whole Board. For purposes of this Amended and Restated Certificate of Incorporation, the term "Whole Board" shall mean the total number of authorized directors whether or not there exist any vacancies in previously authorized directorships.

ARTICLE VI

  A.
  Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the number of directors shall be fixed from time to time by the board of directors pursuant to a resolution adopted by a majority of the Whole Board. The directors, other than those who may be elected by the holders of any series of Preferred Stock under specified circumstances, shall be divided into three classes, with the term of office of the first class to expire at the Corporation's first annual meeting of stockholders following the effectiveness of this Article, the term of office of the second class to expire at the Corporation's second annual meeting of stockholders following the effectiveness of this Article and the term of office of the third class to expire at the Corporation's third annual meeting of stockholders following the effectiveness of this Article. At each annual meeting of stockholders, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election.

  B.
  Subject to the rights of the holders of any series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the board of directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall, unless otherwise provided by law or by resolution of the board of directors, be filled only by a majority vote of the directors then in office, though less than a quorum, and directors so chosen shall hold office for a term expiring at the annual meeting of stockholders at which the term of office of the class to which they have been chosen expires. No decrease in the authorized number of directors shall shorten the term of any incumbent director.

  C.
  Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation.

  D.
  Subject to the rights of the holders of any series of Preferred Stock then outstanding, any directors, or the entire board of directors, may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the then-outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

ARTICLE VII

        A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived any improper personal benefit. If the General Corporation Law of the State of Delaware is amended after approval by the stockholders of this Article to authorize corporate action further eliminating or limiting the personal liability of directors then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware as so amended.

        Any repeal or modification of the foregoing provisions of this Article, or any adoption of any provision of this Amended and Restated Certificate of Incorporation that is inconsistent with this Article, by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of, or increase the liability of any director of this Corporation with respect to any acts or omissions of such director occurring prior to, such repeal, modification or adoption of such an inconsistent provision.

ARTICLE VIII

        The board of directors is expressly empowered to adopt, amend or repeal the Bylaws of the Corporation. Any adoption, amendment or repeal of the Bylaws of the Corporation by the board of directors shall require the approval of a majority of the Whole Board. The stockholders shall also have power to adopt, amend or repeal the Bylaws of the Corporation; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Corporation required by law or by this Amended and Restated Certificate of Incorporation, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt, amend or repeal any provision of the Bylaws of the Corporation.

ARTICLE IX

        In addition to any vote of the holders of any class or series of the stock of the Corporation required by law or by this Amended and Restated Certificate of Incorporation, the affirmative vote of the holders of a majority of the voting power of all of the then-outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal the provisions of Article I, Article II, and Article III of this Amended and Restated Certificate of Incorporation. Notwithstanding any other provision of this Amended and Restated Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any vote of the holders of any class or series of the stock of this Corporation required by law or by this Amended and Restated Certificate of Incorporation, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal any provision of this Amended and Restated Certificate of Incorporation not specified in the preceding sentence.

* * * *

        IN WITNESS WHEREOF, this Second Restated Certificate of Incorporation, which restates and integrates and amends the provisions of the Corporation's Certificate of Incorporation, and which has been duly adopted in accordance with Sections 141, 228, 242 and 245 of the General Corporation Law of the State of Delaware, has been executed by a duly authorized officer of the Corporation this            day of June, 2002.

Ray J. Oleson, Chief Executive Officer

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  Exhibit 3.1
SECOND RESTATED CERTIFICATE OF INCORPORATION OF SI INTERNATIONAL, INC.